As filed with the Securities and Exchange Commission on May 4, 2018

Registration No. 333-224300

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DropCar, Inc

(Exact name of registrant as specified in its charter)

Delaware	98-0204758
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1412 Broadway, Suite 2105

New York, New York 10018

(646) 342-1595

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Spencer Richardson
Chief Executive Officer
DropCar, Inc.
1412 Broadway, Suite 2105
New York, NY 10018
(646) 342-1595

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Kenneth R. Koch, Esq.
Daniel A. Bagliebter, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky
and Popeo, P.C.
666 Third Avenue
New York, NY 10017
(212) 935-3000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☐ (Do not check if smaller reporting company)	Smaller Reporting Company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated May 4, 2018

PROSPECTUS

DROPCAR, INC.

9,235,510 Shares of Common Stock

This prospectus relates to the resale of up to an aggregate of 9,235,510 shares of our common stock issuable upon exercise of outstanding warrants and the conversion of certain preferred stock. Of this total, (i) 304,464 shares of common stock are issuable upon the exercise of Series H-1 warrants (the “Reload Warrants”) issued by DropCar, Inc. (the “Company”) pursuant to the terms of a repricing offer letter, dated December 4, 2017, by and between the Company and Iroquois Master Fund Ltd., Iroquois Capital Investment Group and American Capital Management, LLC (the “Repricing Offer Letter”), (ii) 878,146 shares of common stock are issuable upon exercise of warrants (the “Merger Warrants”) issued by the Company in connection with the Agreement and Plan of Merger and Reorganization, dated as of September 6, 2017 and as amended as of October 10, 2017, November 21, 2017 and December 4, 2017 (the “Merger Agreement”), by and among the Company (formerly known as WPCS International Incorporated), DC Acquisition Corporation, a wholly owned subsidiary of the Company, and DropCar Operating Company, Inc. (formerly known as DropCar, Inc.) (“Private DropCar”), which was effected on January 30, 2018, (iii) 150% (or 4,026,450 shares) of the 2,684,300 shares of common stock are issuable upon the conversion of Series H-4 Convertible Preferred Stock, par value $0.0001 per share (the “Series H-4 Preferred Stock”), issued by the Company to certain institutional and accredited investors pursuant to a securities purchase agreement dated as of March 8, 2018 (the “Purchase Agreement”) and (iv) 150% (or 4,026,450 shares) of the 2,684,300 shares of common stock are issuable upon exercise of warrants (the “H-4 Warrants”) issued by the Company in connection with the Purchase Agreement.

These shares of common stock will be resold from time to time by the entities and persons listed in the section titled “Selling Securityholders” on page 23, which we refer to as the selling securityholders. The shares of common stock offered under this prospectus by the selling securityholders will be issued upon the exercise of warrants and the conversion of Series H-4 Preferred Stock sold pursuant to, as applicable, (i) the Repricing Offer Letter, (ii) the Merger Agreement and (iii) the Purchase Agreement. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of securities by the selling securityholders.

The selling securityholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how a selling securityholder may sell its shares of common stock in the section titled “Plan of Distribution” on page 27. We will pay the expenses incurred in registering the securities covered by the prospectus, including legal and accounting fees.

Our common stock is quoted on The Nasdaq Capital Market, or Nasdaq, under the symbol “DCAR.” On May 3, 2018, the last reported sale price of our common stock was $1.76 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS            , 2018.

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference into this prospectus. We have not, and the selling securityholders have not, authorized anyone to provide you with additional or different information. These securities are not being offered in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the documents incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock. Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus mean DropCar, Inc., together with its subsidiaries.

Registered Trademarks and Trademark Applications: “WPCS” is a registered and unregistered trademarks of DropCar, Inc. in the United States. The DropCar name and design mark are federally registered U.S. trademarks. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ® and TM symbols, but such references are not intended to indicate, in any way, that the owner thereof will not assert, to the fullest extent under applicable law, such owner’s rights to these trademarks, service marks and trade names. This prospectus contains additional trade names, trademarks and service marks of other companies, which, to our knowledge, are the property of their respective owners.

We obtained industry and market data used throughout and incorporated by reference into this prospectus through our research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources.

PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein or incorporated by reference from our other filings with the U.S. Securities and Exchange Commission, or SEC. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” starting on page 4.

Overview

We currently have two operating segments:

•	DropCar; and

•	WPCS.

DropCar

Our DropCar business is a provider of automotive vehicle support, fleet logistics and concierge services for both consumers and the automotive industry. In 2015, we launched our cloud-based Enterprise Vehicle Assistance and Logistics (VAL) platform and mobile application (“app”) to assist consumers and automotive-related companies reduce the costs, hassles and inefficiencies of owning a car, or fleet of cars, in urban centers. Our VAL platform is a web-based interface to our core service that coordinates the movements and schedules of trained valets who pickup and drop off cars at dealerships and customer locations. The app tracks progress and provides email and text notifications on status to both dealers and customers, increasing the quality of communication and subsequent satisfaction with the service. To date, we operate primarily in the New York metropolitan area and plan to expand our territory in the future.

Despite expanding city populations and the growing dependence on cars for urban mobility, the shrinking supply of vehicle services (i.e., garages, service centers, etc.) is bottlenecking the next wave of transportation innovation. To solve for this systemic urban problem, our technology captures and analyzes real time data to dynamically optimize a rapidly growing network of professional valets across a suite of vehicle transport and high-touch support services.

We believe that consumers love the freedom and comfort of having a personal vehicle, but are held hostage by their dependence on the physical location of garages and service centers for parking and maintenance. The continued population shift into cities and resulting increase in real estate prices are only compounding this burden. We seek to solve this problem by freeing clients from the reliance on the physical location of garages and service centers.

We achieve this balance of increased consumer flexibility and lower consumer cost by aggregating demand for parking and other automotive services and redistributing their fulfillment to partners in the city and on city outskirt areas that have not traditionally had access to lucrative city business. Beyond the immediate unit economic benefits of securing bulk discounts from vendor partners, we believe there is significant opportunity to further vertically integrate such businesses along the supply chain into our platform.

On the enterprise side, original equipment manufacturers (“OEMs”), dealers, and other service providers in the automotive space are increasingly being challenged with consumers who have limited time to bring in their vehicles for maintenance and service, making it difficult to retain valuable post-sale service contracts or scheduled consumer maintenance and service appointments. Additionally, many of the vehicle support centers for automotive providers (i.e., dealerships, including body work and diagnostic shops) have moved out of urban areas thus making it more challenging for OEMs and dealers in urban areas to provide convenient and efficient service for their consumer and business clientele. Similarly, shared mobility providers and other fleet managers, such as rental car companies, face a similar urban mobility challenge: getting cars to and from service bays, rebalancing vehicle availability to meet demand and getting vehicles from dealer lots to fleet locations.

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In response to this growing urban mobility challenge, we work directly with enterprises in the automotive space providing them with the ability to have our valets transport vehicles to and from customers, while also driving new revenue from new and existing customers and their vehicles from within our consumer subscription base.

We are able to offer our enterprise services at a fraction of the cost of alternatives, including other third parties or expensive in-house resources, given our pricing model that reduces and/or eliminates any downtime expense while also giving clients access to a network of trained valets on demand that can be scaled up or down based on the real time needs of the enterprise client. We support this model by maximizing the utilization of our employee-valet workforce across a curated pipeline for both the consumer and business network.

While our business-to-business (“B2B”) and business-to-consumer (“B2C”) services generate revenue and help meet the unmet demand for vehicle support services, we are also building out a platform and customer base that positions us well for developments in the automotive space where vehicle ownership becomes more subscription based with transportation services and concierge options well-suited to match a customer’s immediate needs. For example, certain car manufacturers are testing new services in which customers pay the manufacturer a flat fee per month to drive a number of different models for any length of time. We believe that our unique blend of B2B and B2C services make us well suited to introduce, and provide the services necessary to execute, this next generation of automotive subscription services.

WPCS

Currently, our WPCS business’ sole operation, the Suisun City Operations, is conducted through a wholly-owned subsidiary. The Suisun City Operations is a full-service low voltage contractor specializing in the installation and service of voice and data networks, security systems and distributed antenna systems and provides experienced project management and delivers complex projects to key vertical markets that include healthcare, education, transportation, energy and utilities, oil and gas, manufacturing, commercial real estate, financial and government.

Company Background

We were incorporated in the State of Delaware on December 18, 1997 under the name “Internet International Communications Ltd.” Pursuant to a Certificate of Amendment to our Certificate of Incorporation filed on December 23, 2004, our name was changed to “WPCS International Incorporated.” On January 30, 2018, we completed a business combination with Private DropCar in accordance with the terms of the Merger Agreement, pursuant to which Merger Sub merged with and into Private DropCar, with Private DropCar surviving as our wholly owned subsidiary (the “Merger”). Under the terms of the Merger Agreement, we issued shares of our common stock to Private DropCar’s stockholders, at an exchange ratio of 0.3273 shares of our common stock for each share of (i) Private DropCar common stock and preferred stock and (ii) Private DropCar warrants, in each case, outstanding immediately prior to the Merger. On January 30, 2018, immediately after completion of the Merger, we changed our name to “DropCar, Inc.” The Merger will be treated as a reverse merger under the acquisition method of accounting in accordance with U.S. GAAP.

Our principal corporate office is located at 1412 Broadway, Suite 2105, New York, New York 10018, telephone (646) 342-1595. Our internet address is www.dropcar.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, are available to you free of charge through the “Investors” section of our web site as soon as reasonably practicable after such materials have been electronically filed with, or furnished to, the Securities and Exchange Commission. Information contained on our web site does not form a part of this prospectus.

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Recent Events

Reload Warrants

On December 4, 2017, pursuant to the Repricing Offer Letter, we offered the holders of our Series H-1 warrants (the “Holders”) the opportunity to exercise such warrants for cash at a reduced exercise price of $1.21 per share (the “Reduced Exercise Price”) provided such Series H-1 warrants were exercised for cash on or before 5:00 P.M. Eastern Standard time on December 26, 2017 (the “End Date”). In addition, if more than 50% of the Series H-1 warrants were exercised for cash by the Holders prior to the End Date, we agreed to issue to the initial holders of the Series H-1 warrants a “reload” warrant covering one share for each Series H-1 warrant exercised during that period with a strike price equal to the fair market value of a share of our common stock on the date such reload warrant became issuable (the “Reload Warrants”). The terms of the Reload Warrants are substantially identical to the terms of the original Series H-1 warrants except that: (i) the expiration date of the reload warrant is seven (7) years from the date of issuance; (ii) the exercise price of the Reload Warrants is $4.84, (iii) the Reload Warrants have more limited cashless exercise rights than the H-1 warrants; and (iv) our obligation to register the resale of the shares issuable upon exercise of the Reload Warrants was deferred. We received acceptance of the Reduced Exercise Price offer from all of the Holders on December 5, 2017.

Merger Warrants

On January 30, 2018, we completed our business combination with Private DropCar in accordance with the terms of the Merger Agreement. On January 30, 2018, immediately after completion of the Merger, we changed our name to “DropCar, Inc.” 878,146 Merger Warrants were issued in connection with the Merger.

Series H-4 Warrants

On March 8, 2018, we entered into the Purchase Agreement with the Series H-4 investors, pursuant to which we issued an aggregate of 26,843 shares of Series H-4 Preferred Stock which are convertible into 2,684,300 shares of Common Stock, and warrants to purchase 2,684,300 shares of Common Stock, with an exercise price of $2.60 per share, subject to adjustments. The purchase price per share of Series H-4 Preferred Stock was $235.50, equal to (i) the closing price of the Common Stock on the Nasdaq Capital Market on March 7, 2018, plus $0.125 multiplied by (ii) 100. The aggregate purchase price for the shares of Series H-4 Preferred Stock and Warrants was approximately $6.0 million. Subject to certain ownership limitations, the Warrants will be immediately exercisable from the issuance date and will be exercisable for a period of five years from the issuance date.

Each share of Series H-4 Preferred Stock is initially convertible into 10 shares of Common Stock and each Series H-4 Warrant is initially exercisable for 10 shares of Common Stock. The conversion price of the Series H-4 Preferred Stock and the exercise price of the Series H-4 Warrants are each subject to adjustment for any subdivision or combination of our common stock. They are additionally subject to adjustment for certain issuances by us of shares of common stock without consideration or for consideration per share less than the applicable conversion price of the Series H-4 Preferred Stock or exercise price of the Series H-4 Warrants, respectively. In each such case, the conversion price or exercise price, as applicable, would be lowered to a price equal to the issuance, conversion, exchange or exercise price of the securities issued by us.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review and consider the following risk factors and in the sections entitled “Risk Factors” contained in our most recent annual report on Form 10-K, which has been filed with the SEC and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC, and all other information contained in this prospectus and incorporated by reference into the prospectus before purchasing our securities. The risks and uncertainties described below are not the only ones facing our Company. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our DropCar Business

We have a history of losses and may be unable to achieve or sustain profitability.

We have incurred net losses in each year since our inception and as of December 31, 2017, we had an accumulated deficit of $9.6 million. Such losses are continuing to date. We do not know if our business operations will become profitable or if we will continue to incur net losses in the future. Our management expects to incur significant expenses in the future in connection with the development and expansion of our business, which will make it difficult for us to achieve and maintain future profitability. We may incur significant losses in the future for a number of reasons, including the other risks described herein, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, there can be no certainty regarding if or when we will achieve profitability, or if such profitability will be sustained.

Historical losses and negative cash flows from operations raise doubt about our ability to continue as a going concern.

Historically, we have suffered losses and have not generated positive cash flows from operations. This raises substantial doubt about our ability to continue as a going concern. The audit report of EisnerAmper LLP for the year ended December 31, 2017 on our financial statements contained an explanatory paragraph expressing doubt about our ability to continue as a going concern.

We have a limited operating history which makes it difficult to predict future growth and operating results.

We have a relatively short operating history which makes it difficult to reliably predict future growth and operating results. We face all the risks commonly encountered by other businesses that lack an established operating history, including, without limitation, the need for additional capital and personnel and intense competition. There is no relevant history upon which to base any assumption as to the likelihood that our business will be successful.

We will require substantial additional funding, which may not be available on acceptable terms, or at all.

We have historically used substantial funds to develop our VAL platform and will require substantial additional funds to continue to develop our VAL platform and expand into new markets. Our future capital requirements and the period for which we expect our existing resources to support our operations may vary significantly from what we expect. Our monthly spending levels vary based on new and ongoing technology developments and corporate activities. To date, we have primarily financed our operations through sales of our securities. We intend to seek additional funding in the future through equity or debt financings, credit or loan facilities or a combination of one or more of these financing sources. Our ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond our control. Additional funds may not be available to us on acceptable terms or at all.

If we raise additional funds by issuing equity or convertible debt securities, our stockholders will suffer dilution and the terms of any financing may adversely affect the rights of our stockholders. In addition, as a condition to providing additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. Debt financing, if available, may involve restrictive covenants limiting our flexibility in conducting future business activities, and, in the event of insolvency, debt holders would be repaid before holders of equity securities received any distribution of corporate assets.

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If we are unable to obtain funding on a timely basis or on acceptable terms, or at all, we may have to delay our plans for expansion, limit strategic opportunities or undergo reductions in our workforce or other corporate restructuring activities.

Because our VAL platform operates in a relatively new market, we must actively seek market acceptance of our services, which we expect will occur gradually, if at all.

We derive, and expect to continue to derive, a substantial portion of our revenue from our VAL platform, which is part of a relatively new and evolving market. Our services are substantially different from existing valet, parking, maintenance and car storage services and many potential clients may be reluctant to utilize our services until they have been tested in more established commercial operations over a significant period. As a result, we may have difficulty achieving market acceptance for our platform. If the market for our services fails to grow or grows more slowly than we currently anticipate, our business would be negatively affected. To date, we primarily operate in the New York metropolitan area. We have targeted expansion into markets we believe are most likely to adopt our platform. However, our efforts to expand within and beyond our current market may not achieve the same success, or rate of adoption, that we have achieved to date.

Our recent growth rate may not be sustainable, and future growth may place significant demands on our management and infrastructure.

We have experienced strong growth in our business. This growth has placed and may continue to place significant demands on our management and our operational and financial infrastructure, and we may not be able to sustain these rates of growth in future periods. Many of our systems and operational practices were implemented when we were at a smaller scale of operations. In addition, as we grow, we must implement new systems and software to help run our operations and must hire additional personnel. As our operations grow in size, scope and complexity, we will need to continue to improve and upgrade our systems and infrastructure to offer an increasing number of clients enhanced services, solutions and features. We may choose to commit significant financial, operational and technical resources in advance of an expected increase in the volume of our business, with no assurance that the volume of business will increase. Continued growth could also strain our ability to maintain reliable service levels for existing and new clients, which could adversely affect our reputation and business in the future. For example, in the past, we have experienced, and may in the future experience, situations where the demand for our services exceeded our estimates and our employee base was, and may in the future be, insufficient to support this higher demand. Our client experience and overall reputation could be harmed if we are unable to grow our employee base to support higher demand.

Competition for staffing, shortages of qualified drivers and union activity may increase our labor costs and reduce profitability.

Our operations are conducted primarily with employee drivers. Recently, there has been intense competition for qualified drivers in the transportation industry due to a shortage of drivers. The availability of qualified drivers may be affected from time to time by changing workforce demographics, competition from other transportation companies and industries for employees, the availability and affordability of driver training schools, changing industry regulations, and the demand for drivers in the labor market. If the industry-wide shortage of qualified drivers continues, we will likely have difficulty attracting and retaining enough qualified drivers to fully satisfy customer demands. Due to the current highly-competitive labor market for drivers, we may be required to increase driver compensation and benefits in the future, or face difficulty meeting customer demands, all of which could adversely affect our profitability.

If our labor costs increase, we may not be able to raise rates to offset these increased costs. Union activity is another factor that may contribute to increased labor costs. We currently do not have any union employees, and any increase in labor union activity could have a significant impact on our labor costs. Our failure to recruit and retain qualified drivers, or to control our labor costs, could have a material adverse effect on our business, financial position, results of operations, and cash flows.

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Deterioration in economic conditions in general could reduce the demand for our services and damage our business and results of operations.

Adverse changes in global, national and local economic conditions could negatively impact our business. Our business operations are concentrated and will likely continue to be concentrated in large urban areas, and business could be materially adversely affected to the extent that weak economic conditions result in the elimination of jobs and high unemployment in these large urban areas. If deteriorating economic conditions reduce discretionary spending, business travel or other economic activity that fuels demand for our services, our earnings could be reduced. Adverse changes in local and national economic conditions could also depress prices for our services or cause individual and/or corporate clients to cancel their agreements to purchase our services. Moreover, mandated changes in local and/or national compensation as it relates to minimum wage, overtime, and other compensation regulations may have an adverse impact on our profitability.

We expect to face intense competition in the market for innovative valet and car storage services, and our business will suffer if we fail to compete effectively.

While we believe that our platform offers a number of advantages over existing service providers, we expect that the competitive environment for our valet and storage services will become more intense as companies enter the market. In addition, there are relatively low barriers to entry into our DropCar business. Currently, our primary competitors are public transportation, traditional valet and car storage providers, car sharing services and traditional rental car companies that have recently begun offering more innovative services. Many of our competitors have greater name recognition among our target clients and greater financial, technical and/or marketing resources than we have. Our competitors have resources that may enable them to respond more quickly to new or emerging technologies and changes in client preferences. These competitors could introduce new solutions with competitive prices or undertake more aggressive marketing campaigns than us. Failure to compete effectively could have a material adverse impact on our results of operations.

Our long term sustainability relies on our ability to anticipate or keep pace with changes in the marketplace and the direction of technological innovation and customer demands.

The automotive industry, especially the vehicle support segment of the automotive industry in which we operate, is subject to intense and increasing competition and rapidly evolving technologies. We believe that the automotive industry will experience significant and continued change in the coming years. In addition to traditional competitors, we must also be responsive to the entrance of non-traditional participants in the automotive industry. These non-traditional participants, such as ride-sharing companies and autonomous vehicles, may seek to disrupt the historic business model of the industry through the introduction of new technologies, new products or services, new business models or new methods of travel. To compete successfully, we will need to demonstrate the advantages of our services over alternative solutions and services, as well as newer technologies. Failure to adapt to innovations in technology and service offerings in the automotive space could have a material adverse impact on our ability to sustain our business and remain competitive.

Our growth depends on our ability to gain sustained access to a sufficient number of parking locations on commercially reasonable terms that offer convenient access in reaching our clients.

We currently operate in New York City and expect that our future growth will focus on expansion into other large cities. We must therefore compete for limited parking locations. Many cities are densely populated and parking locations may not be available at locations that provide convenient access to our clients or on terms that are commercially reasonable. If we are unable to gain sustained access to a sufficient number of parking locations that are convenient to our clients, our ability to attract and retain clients will suffer. This challenge of finding adequate parking will grow if we are able to successfully grow our subscriber base. If we are unable to gain sustained access to a sufficient number of parking locations, or we are unable to gain such access on commercially reasonable terms, this could have a material adverse impact on our business, financial condition and results of operations.

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If we fail to successfully execute our growth strategy, our business and prospects may be materially and adversely affected.

To date, we primarily operate in the New York metropolitan area. Our growth strategy includes expanding our services to new geographic locations, which may not succeed due to various factors, including one or more of the following: competition, our inability to build brand name recognition in these new markets, our inability to effectively market our services in these new markets or our inability to deliver high-quality services on a cost-effective and continuous and consistent basis. In addition, we may be unable to identify new cities with sufficient growth potential to expand our network, and we may fail to attract quality drivers and other employees and/or establish the necessary commercial relationships with local vendors that are required in order to deliver our services in these areas. If we fail to successfully execute our growth strategy, we may be unable to maintain and grow our business operation, and our business and prospects may be materially and adversely affected.

We may experience difficulties demonstrating the value to customers of newer, higher priced and higher margin services if they believe existing services are adequate to meet end customer expectations.

As we develop and introduce new services, we face the risk that customers may not value or be willing to purchase these higher priced and higher margin services due to pricing constraints. Owing to the extensive time and resources that we invest in developing new services, if we are unable to sell customers new services, our revenue could decline and our business, financial condition, operating results and cash flows could be negatively affected.

If efforts to build and maintain strong brand identity are not successful, we may not be able to attract or retain clients, and our business and operating results may be adversely affected.

We believe that building and maintaining our brand is critical to the success of our business. Consumer client and automotive awareness of the brand and its perceived value will depend largely on the success of marketing efforts and the ability to provide a consistent, high-quality client and business experience. Conversely, any failure to maximize marketing opportunities or to provide clients with high-quality valet, logistics, maintenance and storage experiences for any reason could substantially harm our reputation and adversely affect our efforts to develop as a trusted brand. To promote our brand, we have made, and will continue to make, substantial investments relating to advertising, marketing and other efforts, but cannot be sure that such investment will be successful.

Furthermore, as the primary point of contact with clients, we rely on our drivers to provide clients and business partners with a high-quality client experience. The failure of our drivers to provide clients and business partners with this trusted experience could cause customers and business partners to turn to alternative providers, including our competitors. Any incident that erodes consumer affinity for our brand, including a negative experience with one of our valets or damage to a customer’s car could result in negative publicity, negative online reviews and damage our business.

We rely on third-party service providers to provide parking garages for our clients’ cars. If these service providers experience operational difficulties or disruptions, our business could be adversely affected.

We depend on third-party service providers to provide parking garages for our clients’ cars. In particular, we rely on local parking garage vendors to provide adequate convenient parking locations. We do not control the operation of these providers. If these third-party service providers terminate their relationship with us, decide to sell their facilities or do not provide convenient access to our clients’ vehicles, it would be disruptive to our business as we are dependent on suitable parking locations within relative proximity of our clients’ residences and business locations. This disruption could harm our reputation and brand and may cause us to lose clients.

If we are unsuccessful in establishing or maintaining our business-to-business (B2B) model, our revenue growth could be adversely affected.

We currently depend on corporate clients and the B2B market for a significant portion of our revenue. The success of this strategy will depend on our ability to maintain existing B2B partners, obtain new B2B partners, and generate a community of participating corporate clients sufficiently large to support such a model. We may not be successful in establishing such partnerships on terms that are commercially favorable, if at all, and may encounter financial and logistical difficulties associated with sustaining such partnerships. If we are unsuccessful in establishing or maintaining our B2B model, our revenue growth could be adversely affected.

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We face risks related to liabilities resulting from the use of client vehicles by our employees.

Our business can expose us to claims for property damage, personal injury and death resulting from the operation and storage of client cars by our drivers. While operating client cars, drivers could become involved in motor vehicle accidents due to mechanical or manufacturing defects, or user error by the DropCar-employed driver or by a third-party driver that results in death or significant property damage for which we may be liable.

In addition, we depend on our drivers to inspect the vehicles prior to driving in order to identify any potential damage or safety concern with the vehicle. To the extent that we are found at fault or otherwise responsible for an accident, our insurance coverage would only cover losses up to a maximum of $5 million, in certain instances, in the United States.

We may experience difficulty obtaining coverage for certain insurable risks or obtaining such coverage at a reasonable cost.

We maintain insurance for workers’ compensation, general liability, automobile liability, property damage and other insurable risks. We are responsible for claims exceeding our retained limits under our insurance policies, and while we endeavor to purchase insurance coverage corresponding to our assessment of risk, we cannot predict with certainty the frequency, nature or magnitude of claims or direct or consequential damages, and may become exposed to liability at levels in excess of our historical levels resulting from unusually high losses or otherwise. Additionally, consolidation of entities in the insurance industry could impact our ability to obtain or renew policies at competitive rates, which could have a material adverse impact on our business, as would the incurrence of uninsured claims or the inability or refusal of our insurance carriers to pay otherwise insured claims. Any material change in our insurance costs due to changes in frequency of claims, the severity of claims, the costs of premiums or for any other reason could have a material adverse effect on our financial position, results of operations, or cash flows.

Our success depends on the continued reliability of the internet infrastructure.

Our services are designed primarily to work over the internet, and the success of our platform is largely dependent on the development and maintenance of the internet infrastructure, along with our clients’ access to low-cost, high-speed internet. The future delivery of our services will depend on third-party internet service providers to expand high-speed internet access, to maintain a reliable network with the necessary speed, data capacity and security, and to develop complementary products and services for providing reliable and timely internet access. Any outages or delays resulting from damage to the internet infrastructure, including problems caused by viruses, malware and similar programs, could reduce clients’ access to the internet and our services and could adversely impact our business.

System interruptions that impair access to our website or mobile application could substantially harm our business and operating results.

The satisfactory performance, reliability and availability of our website and mobile application, which enable clients to access our services, are critical to our business. Any systems interruption that prevents clients and visitors from accessing our website and mobile app could result in negative publicity, damage to our reputation and brand and could cause our business and operating results to suffer. We may experience system interruptions for a variety of reasons, including network failures, power outages, cyber-attacks, problems caused by viruses and similar programs, software errors or an overwhelming number of clients or visitors trying to reach our website during periods of strong demand. Because we are dependent in part on third parties for the implementation and maintenance of certain aspects of our systems and because some of the causes of system interruptions may be outside of our control, we may not be able to remedy such interruptions in a timely manner, or at all. Any significant disruption to our website, mobile application or internal computer systems could result in a loss of clients and adversely affect our business and results of operations.

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If we are unable to protect confidential client information, our reputation may be harmed and we may be exposed to liability and a loss of clients.

Our system stores, processes and transmits confidential client information, including location information and other sensitive data. We rely on encryption, authentication and other technologies to keep this information secure. We may not have adequately assessed the internal and external risks posed to the security of our systems and may not have implemented adequate preventative safeguards. In the event that the security of our system is compromised in the future, we may not take adequate reactionary measures. Any compromise of information security could expose our confidential client information, damaging our reputation and exposing us to costly litigation and liability that could harm our business and operating results.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business, prevent us from accessing critical information or expose us to liability, which could adversely affect our business and our reputation.

We utilize information technology systems and networks to process, transmit and store electronic information in connection with our business activities. As the use of digital technologies has increased, cyber incidents, including deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency and sophistication. These threats pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data, all of which are vital to our operations and business strategy. There can be no assurance that we will be successful in preventing cyber-attacks or successfully mitigating their effects.

Despite the implementation of security measures, our internal computer systems and those of our contract research organizations and other contractors and consultants are vulnerable to damage or disruption from hacking, computer viruses, software bugs, unauthorized access or disclosure, natural disasters, terrorism, war, and telecommunication, equipment and electrical failures. In addition, there can be no assurance that we will promptly detect any such disruption or security breach, if at all.  Unauthorized access, loss or dissemination could disrupt our operations, including our ability to conduct research and development activities, process and prepare company financial information, and manage various general and administrative aspects of our business. To the extent that any such disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure or theft of confidential, proprietary or personal information, we could incur liability, suffer reputational damage or poor financial performance or become the subject of regulatory actions by state, federal or non-US authorities, any of which could adversely affect our business.

We may not be able to adequately protect our intellectual property rights or may be accused of infringing the intellectual property rights of third parties.

Our business depends substantially on our intellectual property rights, the protection of which is crucial to our business success. To protect our proprietary rights, we rely or may in the future rely on a combination of trademark law and trade secret protection, copyright law and patent law. We also utilize contractual agreements, including, in certain circumstances, confidentiality agreements between the company and our employees, independent contractors and other advisors. These afford only limited protection, and unauthorized parties may attempt to copy aspects of our website and mobile application features, software and functionality, or to obtain and use information that we consider proprietary or confidential, such as the technology used to operate our website, its content and company trademarks. We may also encounter difficulties in connection with the acquisition and maintenance of domain names, and regulations governing domain names may not protect our trademarks and similar proprietary rights.

In addition, we may become subject to third-party claims that we infringe the proprietary rights of others. Such claims, regardless of their merits, may result in the expenditure of significant financial and managerial resources, injunctions against us or the payment of damages. We may need to obtain licenses from third parties who allege that we has infringed their rights, but such licenses may not be available on terms acceptable to us or at all.

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Future legislation or regulations may adversely affect our business and results of operations.

Although various jurisdictions and government agencies are considering implementing legislation in response to the rise of other ride- and car-sharing enterprises, such as Uber Technologies Inc., currently no such legislation exists that we believe has jurisdiction over, or applicability to, our operations. We do not believe we are subject to any material government regulations or oversight, but regulations impacting parking and traffic patterns in the areas of our operations could impact the services we provide. We are also subject to various U.S. federal, state and local laws and regulations, including those related to environmental, health and safety, financial, tax, customs and other matters. We cannot predict the substance or impact of pending or future legislation or regulations, or the application thereof. The introduction of new laws or regulations or changes in existing laws or regulations, or the interpretations thereof, could increase the costs of doing business for us or our clients or otherwise restrict our actions and adversely affect our financial condition, results of operations and cash flows.

Seasonality may cause fluctuations in our financial results.

We generally experience some effects of seasonality due to increases in travel during the summer months and holidays such as Thanksgiving and Christmas. Accordingly, the use of our services and associated revenue have generally increased at a higher rate during such periods. Our revenue also fluctuates due to inclement weather conditions, such as snow or rain storms. This seasonality may cause fluctuations in our financial results.

We depend on key personnel to operate our business, and the loss of one or more members of our management team, or our failure to attract, integrate and retain other highly qualified personnel in the future, could harm our business.

We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, technical, finance and sales and marketing personnel. We currently depend on the continued services and performance of the key members of our management team, including Spencer Richardson, our Co-Founder and Chief Executive Officer, and David Newman, our Co-Founder and Chief Business Development Officer. The loss of any key personnel could disrupt our operations and have an adverse effect on our ability to grow the business.

To date, we have relied on outside consultants and other service providers for the majority of our accounting and financial support. We plan to continue to expand existing personnel, including adding additional members to our management team. We compete in the market for personnel against numerous companies, including larger, more established competitors who have significantly greater financial resources and may be in a better financial position to offer higher compensation packages to attract and retain human capital. We cannot be certain that we will be successful in attracting and retaining the skilled personnel necessary to operate our business effectively in the future.

We may become engaged in legal proceedings that could result in unforeseen expenses and could occupy a significant amount of management’s time and attention.

From time to time, we may become subject to litigation, claims or other proceedings that could negatively affect our business operations and financial position. Litigation disputes could cause us to incur unforeseen expenses, could occupy a significant amount of management’s time and attention and could negatively affect our business operations and financial position. See “Business — Legal Proceedings.”

Our business is subject to interruptions, delays and failures resulting from natural or man-made disasters.

Our services, systems and operations are vulnerable to damage or interruption from earthquakes, volcanoes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. A significant natural disaster could have a material adverse impact on our business, operating results and financial condition. We may not have sufficient protection or recovery plans in certain circumstances and our insurance coverage may be insufficient to compensate for losses that may occur. As we rely heavily on our servers, computer and communications systems and the internet to conduct our business and provide a high-quality client experience, such disruptions could negatively impact our ability to run the business, which could have an adverse effect on our operating results.

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We have incurred significant increased costs as a result of operating as a public company, and our management is required to devote substantial time to public company compliance requirements.

As a public company, we face increased legal, accounting, administrative and other costs and expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, including the requirements of Section 404, and rules and regulations subsequently implemented by the SEC, the Public Company Accounting Oversight Board, and The Nasdaq Capital Market require public companies to meet certain corporate governance standards. A number of those requirements require our management to carry out activities it has not done previously. For example, we have adopted new internal controls and disclosure controls and procedures. Our management and other personnel will need to devote a substantial amount of time to these requirements. Moreover, these rules and regulations have increased our legal and financial compliance costs and will make some activities more time-consuming and costly. These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

Failure to establish and maintain effective internal controls in accordance with Sections 302 and 404 of the Sarbanes-Oxley Act could have an adverse effect on our business and stock price.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. We are required to disclose changes made in our internal controls and procedures on a quarterly basis. We are required to make our first annual assessment of our internal controls over financial reporting pursuant to Section as of December 31, 2018.

To comply with the requirements of Sections 302 and 404, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal controls can divert our management’s attention from other matters that are important to the operation of our business. In addition, when evaluating our internal controls over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Sections 302 and 404. If we identify material weaknesses in our internal controls over financial reporting or are unable to comply with the requirements of Sections 302 and 404 in a timely manner or assert that our internal controls over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. In addition, we could become subject to investigations by The Nasdaq Capital Market, SEC or other regulatory authorities, which could require additional financial and management resources.

A material weakness in our internal controls could have a material adverse effect on us.

Effective internal controls are necessary for us to provide reasonable assurance with respect to our financial reports and to adequately mitigate risk of fraud. If we cannot provide reasonable assurance with respect to our financial reports and adequately mitigate risk of fraud, our reputation and operating results could be harmed. Internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. In addition, projections of any evaluation of effectiveness of internal control over financial reporting to future periods are subject to the risk that the control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A material weakness in our internal control over financial reporting could adversely impact our ability to provide timely and accurate financial information. If we are unable to report financial information timely and accurately or to maintain effective disclosure controls and procedures, we could be subject to, among other things, regulatory or enforcement actions by the SEC, any one of which could adversely affect our business prospects.

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Our ability to use net operating loss carryforwards may be limited.

At December 31, 2017, we had approximately $7.9 million of operating loss carryforwards for federal and $7.9 million New York state tax purposes that may be applied against future taxable income. The net operating loss carryforwards will begin to expire in the year 2035 if not utilized prior to that date. To the extent available, we intend to use these net operating loss carryforwards to reduce the corporate income tax liability associated with our operations. The ability to utilize this net operating loss carryforwards may be limited under Section 382 of the Code, which apply if an ownership change occurs. To the extent our use of net operating loss carryforwards is significantly limited, our income could be subject to corporate income tax earlier than it would if we were able to use net operating loss carryforwards, which could have a negative effect on our financial results.

The recently passed comprehensive federal tax reform bill could adversely affect our business and financial condition.

On December 22, 2017, President Trump signed into law the “Tax Cuts and Jobs Act,” or TCJA, which significantly reforms the Internal Revenue Code of 1986, as amended, or the Code. The TCJA, among other things, includes changes to U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest and net operating loss carryforwards, allows for the expensing of capital expenditures, and puts into effect the migration from a “worldwide” system of taxation to a territorial system. Our net deferred tax assets and liabilities will be revalued at the newly enacted U.S. corporate rate, and the impact, if any, will be recognized in our tax expense in the year of enactment. We continue to examine the impact this tax reform legislation may have on our business. The overall impact of the TCJA is uncertain and our business and financial condition could be adversely affected.

Risks Related to Our WPCS Business

Our WPCS business may be unable to successfully implement its Organic Growth Initiatives, including into new geographic markets and market segments, and manage our growth.

We define “Organic Growth Initiatives” as our WPCS business’ efforts to increase revenues by: (i) expanding in existing markets, by offering, among other things, new products and services, building a direct sales force, and forming strategic alliances; (ii) opening new markets without any existing operations, otherwise known as “greenfielding”; and (iii) entering into new markets via acquisition and then subsequently growing such businesses through various methods other than further acquisition.

As such, WPCS’ long-term growth strategy depends, in part, in addition to possible strategic acquisitions, on the Organic Growth Initiatives, including the expansion of its operations into new geographic markets and market segments. WPCS’ ability to effectively implement Organic Growth Initiatives depends, among other things, on its ability to identify and successfully enter and market its services in new geographic markets and market segments, its ability to recruit and retain qualified personnel, its ability to coordinate its efforts across various geographic markets and market segments, its ability to maintain and grow relationships with its existing customers and expand its customer base, its ability to offer new products and services, its ability to form strategic alliances and partnerships, its ability to secure key vendor and/or distributor relationships, and the availability of sufficient capital. In connection with expanding its operations into new geographic markets, WPCS may be unable to replicate the Suisun City Operations, in other markets, based solely upon greenfielding.

While continuing to weigh all available strategic options, WPCS decided, based upon the prior experience of key members of its operational management team in the Texas market, to launch a greenfielding effort in Texas. As such, WPCS began operations in San Antonio, Texas in January 2016 and then commenced operations in Dallas, Texas in April 2016. During the period from May 1, 2016 through January 31, 2017, the Texas operations generated approximately $881,000 in revenue, while incurring approximately $1,799,000 in cost of revenue and selling, general and administrative expenses in starting these two offices. During November 2016, WPCS instituted some changes and cost reductions in the Texas operations staffing and related expenses to better align its operational costs with short-term projected revenue expectations. WPCS initially anticipated expending approximately $750,000 to develop these markets and the Texas operations took longer than anticipated to begin generating the expected level of revenue to warrant continued operation. Therefore, in late December 2016, WPCS decided to close the Texas operations and at the end of February 2017 the San Antonio and Dallas offices were closed. If WPCS is unable to successfully implement its Organic Growth Initiatives its long-term growth and ability to achieve profitability may be adversely impacted.

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Acquisitions involve risks that could result in adverse changes to operating results, cash flows and liquidity.

Our WPCS business has historically made and, in the future, may continue to make, strategic acquisitions. However, WPCS may not be able to identify suitable acquisition opportunities, or we may be unable to obtain the consent of our stockholders and therefore, may not be able to complete such acquisitions. We may decide to pursue acquisitions in our WPCS business that investors may not agree with. In connection with most of WPCS’ historical acquisitions, WPCS also agreed to substantial earn-out arrangements. To the extent it defers the payment of the purchase price for any acquisition through a cash earn-out arrangement, it will reduce cash flows in subsequent periods. In addition, acquisitions may expose WPCS to operational challenges and risks, including:

•	the ability to profitably manage acquired businesses or successfully integrate the operations of acquired businesses, as well as the acquired business’ financial reporting and accounting control systems into its existing platforms;

•	increased indebtedness and contingent purchase price obligations associated with an acquisition;

•	the ability to fund cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties;

•	the availability of funding sufficient to meet increased capital needs;

•	diversion of management’s time and attention from existing operations; and

•	the ability to retain or hire qualified personnel required for expanded operations.

Completing acquisitions may require significant management time and financial resources because WPCS may need to assimilate widely dispersed operations with distinct corporate cultures. In addition, acquired companies may have liabilities that it failed, or were unable, to discover in the course of performing due diligence investigations. The indemnification granted by sellers of acquired companies may not be sufficient in amount, scope or duration to fully offset the possible liabilities associated with businesses or properties WPCS assumes upon consummation of an acquisition. WPCS may learn additional information about its acquired businesses that could have a material adverse effect on our WPCS business, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our WPCS business. Failure to successfully manage the operational challenges and risks associated with, or resulting from, acquisitions could adversely affect WPCS’ results of operations, cash flows and liquidity.

If WPCS fails to accurately estimate costs associated with its fixed-price contracts using percentage-of-completion, its actual results could vary from our assumptions, which may reduce its profitability or impair its financial performance.

A substantial portion of WPCS’ revenues is derived from fixed price contracts. Under these contracts, WPCS sets the price of its services on an aggregate basis and assumes the risk that the costs associated with its performance may be greater than anticipated. WPCS recognizes revenue and profit on these contracts as the work on these projects progresses on a percentage-of-completion basis. Under the percentage-of-completion method, contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts.

The percentage-of-completion method therefore relies on estimates of total expected contract costs. These costs may be affected by a variety of factors, such as lower than anticipated productivity, conditions at work sites differing materially from what was anticipated at the time we bid on the contract and higher costs of materials and labor. Contract revenue and total cost estimates are reviewed and revised monthly as the work progresses, such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. Adjustments are reflected in contract revenue for the fiscal period affected by these revised estimates. If estimates of costs to complete long-term contracts indicate a loss, we immediately recognize the full amount of the estimated loss. Such adjustments and accrued losses could result in reduced profitability and liquidity.

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Failure to properly manage projects could result in unanticipated costs or claims.

WPCS project engagements may involve large scale, highly complex projects. The quality of WPCS’ performance on such projects depends in large part upon its ability to manage the relationship with its customers, and to effectively manage the project and deploy appropriate resources, including third-party contractors and its own personnel, in a timely manner. Any defects or errors or failure to meet customers’ expectations could result in claims for substantial damages against WPCS. In addition, in certain instances, WPCS guarantees customers that it will complete a project by a scheduled date or that the network will achieve certain performance standards. If the project or network experiences a performance problem, WPCS may not be able to recover the additional costs it would incur, which could exceed revenues realized from a project.

WPCS may be unable to obtain sufficient bonding capacity to undertake certain projects.

Some of WPCS’ contracts require performance and payment bonds. If WPCS is not able to renew or obtain a sufficient level of bonding capacity in the future, it may be precluded from being able to bid for certain contracts or successfully contract with certain customers. In addition, even if it were able to successfully renew or obtain performance or payment bonds, WPCS may be required to post letters of credit in connection with the bonds, which could negatively affect its cash flow.

Furthermore, under standard terms in the surety market, sureties issue or continue bonds on a project-by-project basis and can decline to issue bonds at any time or require the posting of additional collateral as a condition to issuing or renewing any bonds. If WPCS were to experience an interruption or reduction in the availability of bonding capacity as a result of these or any other reasons, WPCS may be unable to compete for or work on certain projects that would require bonding.

The ability of Suisun City Operations to obtain performance and payment bonds from traditional surety markets within the insurance industry has historically been adversely impacted by operating losses and negative working capital at the consolidated company level.

An economic downturn in any of the industries WPCS serves could lead to less demand for its services.

As a significant majority of WPCS’ revenue is derived from a few industries, a downturn in any of those industries could adversely affect its results of operations. Specifically, an economic downturn in any industry it serves could result in the delay, reduction or cancellation of projects by customers as well as cause customers to outsource less work, resulting in decreased demand for WPCS services and potentially impacting its operations and its ability to grow. A number of other factors, including financing conditions and potential bankruptcies in the industries served by WPCS or a prolonged economic downturn or recession, could adversely affect its customers and their ability or willingness to fund capital expenditures in the future. Consolidation, competition, capital constraints or negative economic conditions in the private sector, public services, healthcare energy industries and the K-12 education market may also result in reduced spending by, or the loss of, one or more of WPCS’ customers.

WPCS has a significant amount of accounts receivable and costs and estimated earnings in excess of billings assets.

WPCS performs services under contracts prior to billing customers for that work, thereby, in effect, extending credit to its customers. At October 31, 2017, WPCS had net accounts receivable of approximately $2.9 million and costs and estimated earnings in excess of billings of approximately $315,000. Periodically, WPCS assesses the credit risk of its customers and continuously monitors the timeliness of payments. Adverse changes in the markets served by WPCS, reducing WPCS’ cash flow and adversely impacting its liquidity and profitability. Additionally, it may also result in WPCS incurring losses in excess of its current bad debt allowances.

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The industry in which WPCS operates has relatively low barriers to entry and increased competition could result in margin erosion, which could make profitability even more difficult to sustain.

Other than the technical skills required in WPCS’ business, the barriers to entry in its business are relatively low. WPCS does not have any intellectual property rights to protect its business methods. Ultimately, the success of WPCS’ business depends on the quality of its services, its ability to deliver these services efficiently and its relationships with its customers. Increased competition as a result of new entrants in our markets, may result in reduced operating margins and loss of market share and brand recognition.

WPCS’ business depends upon its ability to keep pace with the latest technological changes, and its failure to do so could make it less competitive.

The market for WPCS’ services is characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments may have a material adverse impact on its business and operating results. WPCS derives, and expects it will continue to derive, a substantial portion of its revenues from design-build services that are based upon current technologies that, it believes, are capable of adapting to future technologies. As a result, its future success depends, in part, on its ability to develop and market service offerings that respond in a timely manner to the technological advances of our customers, evolving industry standards and changing customer preferences.

Amounts included in WPCS backlog may not result in actual revenue or translate into profits.

As of February 28, 2018, WPCS had a backlog of unfilled orders of approximately $12.7 million. This backlog amount is based on contract values and purchase orders and may not result in actual receipt of revenue in the originally anticipated period or at all. In addition, contracts included in WPCS’ backlog may not be profitable. WPCS has experienced variances in the realization of its backlog because of project delays or cancellations resulting from external market factors and economic factors beyond its control and is likely to experience delays and/or cancellations in the future. If the backlog fails to materialize, WPCS could experience a further reduction in revenue, profitability and liquidity.

The loss of one or more key members of the WPCS’ management team could adversely affect our business.

Currently, our WPCS business has only one operation — its Suisun City Operations, which is based in California and managed by a key employee. As such, WPCS’ business and financial performance depends on the continued service and performance of this employee, who has extensive experience and specialized expertise in the installation and service of voice and data networks. WPCS does not have an employment agreement with this employee nor does it carry “key man” life insurance. We cannot be assured that we can continue to retain the services of the employee or that we can hire or train anyone to replace him, without having some effect on the operations, should his employment with us terminate. Thus, the loss of the employee’s services, whether by resignation, retirement, disability or death, could have a material adverse impact on WPCS’ business and operating results.

Employee strikes and other labor-related disruptions could adversely affect WPCS’ operations.

WPCS’ Suisun City Operations is labor intensive. A significant majority of the employees at the Suisun City Operations are unionized. The current union contract, which expired November 30, 2017, was recently extended to November 30, 2019. Strikes or labor disputes with its unionized employees may adversely affect WPCS’ ability to conduct its business profitably. If WPCS is unable to reach agreement with any of its unionized work groups on future negotiations regarding the terms of their collective bargaining agreements, or if additional segments of its workforce become unionized, WPCS may be subject to work interruptions or stoppages. Any of these events could be disruptive to WPCS operations and could result in negative publicity, loss of contracts and a decrease in revenues.

WPCS’ future plans and growth are dependent on maintaining sufficient working capital.

WPCS’ future plans and growth depend on its ability to increase revenues and to continue its business development efforts surrounding its contract award backlog. If WPCS continues to incur losses and revenues do not generate from the backlog as expected, WPCS will be dependent upon us to fund expand its business. If, in the future, the company’s plans or assumptions change or prove to be inaccurate, WPCS may be required to reduce operating expenditures or investments in infrastructure.

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Risks Related to Ownership of Our Common Stock

Our quarterly and annual operating results may fluctuate in the future. As a result, we may fail to meet the expectations of research analysts or investors, which could cause our stock price to decline.

Our financial condition and operating results may fluctuate from quarter to quarter and year to year in the future due to a variety of factors, many of which are beyond our control. As a result, period-to-period comparisons of quarterly, and even annual, results of operations may not a good indication of our future performance. A number of factors, many of which are beyond our control, are likely to cause these fluctuations to continue. Some of these factors include:

•	our ability to achieve or maintain profitability;

•	our ability to manage our growth;

•	market acceptance of our products;

•	our ability to accurately report our financial results in a timely manner;

•	our ability to obtain, protect and enforce our intellectual property rights;

•	our ability to prevent the theft or misappropriation of our intellectual property, know-how or technologies;

•	potential advantages that our competitors and potential competitors may have in securing funding or developing competing technologies or products;

•	our ability to obtain additional capital that may be necessary to expand our business; and

•	our dependence on, and the need to attract and retain, key management and other personnel.

Because our operating results may vary significantly from quarter to quarter, our operating results may not meet the expectations of securities analysts and investors, and the market price of the our common stock could decline significantly, which may expose us to risks of securities litigation, impair our ability to attract and retain qualified individuals using equity incentives and make it more difficult to complete acquisitions using equity as consideration.

We will need to raise additional capital, which could cause significant dilution to our stockholders or restrict our operations.

We will required to raise additional funds. Such additional financing may not be available to us when we need it or may not be available on favorable terms. To the extent that we raise additional capital by issuing equity securities, the terms of such an issuance may be on worse commercial terms than previous financings and may cause more significant dilution to our stockholders’ and the terms of any new equity securities may have preferences over our common stock. Any debt financing by us may involve covenants that restrict our operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of our assets, as well as prohibitions on our ability to create liens, pay dividends, redeem our stock or make investments.

The Series H-4 Preferred Stock and Series H-4 Warrants contain adjustment provisions that could result in dilution to our stockholders.

The conversion price of the Series H-4 Preferred Stock and the exercise price of the Series H-4 Warrants are each subject to adjustment for certain issuances by us of shares of common stock without consideration or for consideration per share less than the applicable conversion price of the Series H-4 Preferred Stock or exercise price of the Series H-4 Warrants, respectively. Such anti-dilution provisions could result in the issuance of a larger than currently anticipated number of shares of our common stock upon the conversion of the Series H-4 Preferred Stock and the exercise of the Series H-4 Warrants, which could cause dilution to our stockholders.

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Our principal stockholders and management own a significant percentage of our common stock and are able to exert significant control over matters subject to stockholder approval.

Based on the beneficial ownership of our common stock as of April 15, 2018, our officers and directors, together with holders of 5% or more of our common stock outstanding and their respective affiliates, beneficially own approximately 38.0% of our common stock. Accordingly, these stockholders have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. The interests of these stockholders may not be the same as or may even conflict with your interests. For example, these stockholders could delay or prevent a change of control of the company, even if such a change of control would benefit the other stockholders, which could deprive such other stockholders of an opportunity to receive a premium for their common stock as part of a sale of the company or its assets and might affect the prevailing market price of our common stock. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

The price of our common stock may be volatile and fluctuate substantially, and you may not be able to resell your shares at or above the price you paid for them.

The trading price of our common stock is highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, such as reports by industry analysts, investor perceptions or negative announcements by other companies involving similar technologies. The stock market in general and the market for smaller companies, like DropCar in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, our stockholders may not be able to sell their common stock at or above the price they paid for it. The following factors, in addition to other factors described in this “Risk Factors” section of our most recent filings with the SEC, may have a significant impact on the market price of our common stock:

•	issuances of new equity securities pursuant to a future offering, including issuances of preferred stock;

•	the success of competitive products, services or technologies;

•	regulatory or legal developments in the United States and other countries;

•	adverse actions taken by regulatory agencies with respect to our services we provide;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	the recruitment or departure of key personnel;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	variations in the costs of the services we provide;

•	market conditions in the market segments in which we operate;

•	variations in quarterly and annual operating results;

•	announcements of new products and/or services by us or its competitors;

•	the gain or loss of significant customers;

•	changes in analysts’ earnings estimates;

•	short selling of shares of our common stock;

•	litigation;

•	changing the exchange or quotation system on which shares of our common stock are listed;

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•	trading volume of our common stock;

•	sales of our common stock by us, our executive officers and directors or our stockholders in the future;

•	changes in accounting principles; and

•	general economic and market conditions and overall fluctuations in the U.S. equity markets;

In addition, broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance, and factors beyond our control may cause our stock price to decline rapidly and unexpectedly.

We may be subject to securities litigation, which is expensive and could divert management attention.

Companies that have experienced volatility in the market price of their stock have frequently been the objects of securities class action litigation. We may be the target of this type of litigation in the future. Class action and derivative lawsuits could result in substantial costs to us and cause a diversion of our management’s attention and resources, which could materially harm our financial condition and results of operations.

Provisions in our Charter and Bylaws and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation, as amended, or Charter, and amended and restated bylaws, or Bylaws, may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions state that:

•	the authorized number of directors can be changed only by resolution of our board of directors;

•	our Bylaws may be amended or repealed by our board of directors or by our stockholders;

•	stockholders may not call special meetings of the stockholders or fill vacancies on our board of directors;

•	our board of directors is authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve;

•	our stockholders do not have cumulative voting rights, and therefore stockholders holding a majority of the shares of our common stock outstanding are able to elect all of its directors; and

•	our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

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Our failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a delisting of our common stock.

The continued listing standards of Nasdaq provide, among other things, that a company may be delisted if the bid price of its stock drops below $1.00 for a period of 30 consecutive business days or if stockholders’ equity is less than $2.5 million. While we have exercised diligent efforts to maintain the listing of our common stock on Nasdaq, there can be no assurance that we will be able to meet the continuing listing requirements of The Nasdaq Capital Market. If that were to occur, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement again or prevent future non-compliance with Nasdaq’s listing requirements. Further, if we were to be delisted from The Nasdaq Capital Market, our common stock would cease to be recognized as covered securities and we would be subject to regulation in each state in which we offer our securities.

Delisting from Nasdaq could adversely affect our ability to raise additional financing through the public or private sale of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

If our common stock becomes subject to the penny stock rules, it may be more difficult to sell those shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The inter-dealer quotation system maintained by OTC Markets, Inc., including OTCQX, OTCQB and OTC Pink, do not meet such requirements and if the price of our common stock remains less than $5.00 and we are no longer listed on a national securities exchange, our common stock may be deemed a penny stock. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive: (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

An active trading market for our common stock may not develop.

The listing of our common stock on The Nasdaq Capital Market does not assure that a meaningful, consistent and liquid trading market exists. Although our common stock is listed on The Nasdaq Capital Market, trading volume in its common stock has been limited and an active trading market for shares of our common stock may never develop or be sustained. If an active market for our common stock does not develop, it may be difficult for investors to sell their shares without depressing the market price for the shares or at all.

Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our common stock price and trading volume.

Securities research analysts may establish and publish their own periodic projections for our business. These projections may vary widely from one another and may not accurately predict the results we achieve. Our stock price may decline if our actual results do not match securities research analysts’ projections. Similarly, if one or more of the analysts who writes reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline. While we expect securities research analyst coverage, if no securities or industry analysts begin to cover us, the trading price for our stock and the trading volume could be adversely affected.

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We have a substantial number of shares of authorized but unissued capital stock, and if we issue additional shares of capital stock in the future, existing shareholders will be diluted.

Our Charter authorizes the issuance of up to 100,000,000 shares of common stock and up to 5,000,000 shares of preferred stock with the rights, preferences and privileges determined by our board of directors from time to time. Based on our capitalization as of April 15, 2018, (i) 7,811,924 shares of our common stock and 29,040 shares of our convertible preferred stock is issued and outstanding and (ii) 10,563,538 shares of our common stock is reserved

•	2,527,272 shares for issuance upon exercise of stock options granted under the 2014 Equity Incentive Plan (of which 2,496,508 shares are issuable upon exercise of currently outstanding options and vesting of restricted stock units);

•	2,739,225 shares for issuance upon conversion of the outstanding shares of our convertible preferred stock; and

•	5,297,041 shares for issuance upon exercise of the outstanding warrants.

Thus, approximately 82 million shares of our common stock and 4.9 million shares of our preferred stock are available for future issuance. Shares of our capital stock could be used for a variety of purposes including raising capital to fund growth or operations, for acquisitions, for strategic alliances, to attract and retain key employees, for anti-takeover purposes or to delay or prevent changes in control to our management or other transactions and corporate purposes that our board of directors deems appropriate. In most cases, our board of directors may have the authority to authorize issuances of our capital stock without getting advance approval from our stockholders. Any future issuances of shares of our capital stock may not be made on favorable terms, may not enhance stockholder value, may have rights, preferences and privileges that are superior to those of our common stock and may have an adverse impact on our business or the trading price of the shares of our common stock. Additionally, any such issuances will reduce the proportionate ownership and voting power of existing stockholders.

Future sales of our common stock, or the perception that future sales may occur, may cause the market price of our common stock to decline, even if our business is doing well.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could materially and adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We maintain several shelf registration statements on Form S-3 with the SEC pursuant to which the holders of our Series H-1, Series H-2 and Series H-3 convertible preferred stock and the warrants issued in connection with those securities may resell the shares of our common stock into which the preferred stock is convertible and which is issuable upon the exercise of those warrants.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We do not anticipate paying future dividends on our capital stock. We currently intend to retain all of our future earnings, as applicable, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the ‘Exchange Act”), that involve substantial risks and uncertainties. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words, such as “anticipate,” “could,” “continue,” “contemplate,” “estimate,” “expect,” “will,” “may,” “potential,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These include statements, among others, relating to the sufficiency of our financial resources, our planned future actions, our clinical trial plans, our research and development plans and expected outcomes, our products under development, our intellectual property position, our plans with respect to funding operations, projected expense levels, and the outcome of contingencies.

Any or all of our forward-looking statements in this report may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially from those set forth in forward-looking statements. The uncertainties that may cause differences include, but are not limited to: our need for additional funds to finance our operations; our history of losses; anticipated continuing losses and uncertainty of future financing; the early stage of product development; market acceptance of our services; the sufficiency of our existing capital resources; competition from other companies; the risk of technological obsolescence; uncertainties related to our ability to obtain intellectual property protection for our technology; and dependence on officers, directors and other individuals.

We will not update forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. You are advised to consult any further disclosures we make in our reports to the SEC, including our reports on Form 10-Q, 8-K and 10-K. Our filings list various important factors that could cause actual results to differ materially from expected results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of securities by the selling securityholders pursuant to this prospectus. We may receive up to approximately $17.1 million in aggregate gross proceeds from the exercise of the warrants, if the warrants are exercised for cash, based on the per share exercise prices of the warrants. Any proceeds we receive from the exercise of the warrants will be used for working capital and general corporate purposes.

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SELLING SECURITYHOLDERS

The shares of common stock being offered by the selling securityholders are those issuable to the selling securityholders upon exercise of the warrants and the conversion of Series H-4 Preferred Stock. For additional information regarding the issuance of the warrants and the preferred stock, see “Prospectus Summary — Recent Events” above. We are registering (i) 304,464 shares of common stock issuable upon the exercise of the Reload Warrants, (ii) 878,146 shares of common stock issuable upon exercise of the Merger Warrants, (iii) 150% (or 4,026,450 shares) of the 2,684,300 shares of common stock issuable upon the conversion of the Series H-4 Preferred Stock and (iv) 150% (or 4,026,450 shares) of the 2,684,300 shares of common stock issuable upon exercise of the Series H-4 Warrants, in order to permit the selling securityholders to offer the shares for resale from time to time.

The table below lists the selling securityholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of common stock held by each of the selling securityholders. The second column lists the percentage of shares of common stock beneficially owned by the selling securityholders, based on their respective ownership of shares of common stock, as of April 3, 2018, assuming exercise of the warrants and conversion of the Preferred Stock held by each such selling securityholder on that date but taking account of any limitations on exercise set forth therein. The percentage of shares beneficially owned prior to the offering is based on 7,811,924 shares of our common stock outstanding as of April 15, 2018. The number of shares in the column “Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus” represents all of the shares that the selling securityholder may offer under this prospectus and does not take into account any limitations on the exercise of warrants set forth therein.

The Reload Warrants, which are exercisable to purchase up to 304,464 shares of common stock, were issued to the holders of our Series H-1 warrants (the “Holders”) in consideration for the exercise by the Holders of such Series H-1 warrants for cash at a reduced exercise price during a stated time period and cover one share for each Series H-1 warrant exercised during that period with a strike price equal to the fair market value of a share of our common stock on the date such reload warrant became issuable. The terms of the Reload Warrants are substantially identical to the terms of the original Series H-1 warrants except that: (i) the expiration date of the reload warrant is seven (7) years from the date of issuance; (ii) the exercise price of the Reload Warrants is $4.84; (iii) the Reload Warrants have more limited cashless exercise rights than the H-1 warrants; and (iv) our obligation to register the resale of the shares issuable upon exercise of the Reload Warrants was deferred.

The Merger Warrants, which are exercisable to purchase up to 878,146 shares of common stock, were issued in exchange for previously outstanding Private DropCar warrants and have terms identical to the terms of the Private DropCar warrants for which they were exchanged, except that the number of shares covered by the warrants and the exercise price per share were adjusted for an exchange ratio of 0.3273.

The Series H-4 Warrants, which are exercisable to purchase up to 2,684,300 shares of common stock, are exercisable immediately after issuance and have a five-year term. They feature an exercise price of $2.60 per share. The Series H-4 Preferred Stock have as a stated value of $235.50. Each share of Series H-4 Preferred Stock is convertible at any time at the option of the holder thereof, into a number of shares of common stock determined by dividing the stated value by the initial conversion price of $2.355 per share, subject to a 9.99% blocker provision. We are registering 150% of the shares issuable upon the conversion of the Series H-4 Preferred Stock and the Series H-4 Warrants.

Under the terms of the warrants, a selling securityholder may not exercise the warrants to the extent (but only to the extent) such selling securityholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 9.99% of the total number of shares of our common stock then issued or outstanding. The numbers in the fourth column reflects these limitations. The selling securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Securityholder	Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned After Offering	% of Shares of Common Stock Beneficially Owned After Offering
Iroquois Capital Investment Group LLC (1)	981,481	1,219,070	80,811	1.03%
Iroquois Master Fund Ltd. (1)	1,493,153	975,497	517,656	6.63%
American Capital Management, LLC (2)	20,297	20,297	0	*
Michael Ades (3)	24,690	6,358	18,332	*
Alpha Capital Anstalt (4)	3,113,484	3,539,860	682,924	8.74%
American European Insurance Co. (5)	45,713	16,956	28,757	*
Arista Holdings Group LLC (6)	14,378	8,478	5,900	*
Jake Arjang Maziar (7)	18,691	11,022	7,669	*
Jack Basch (8)	14,378	8,478	5,900	*
Brio Capital Master Fund Ltd. (9)	657,322	696,248	173,374	2.22%
Anthony Chiellino (10)	24,690	6,358	18,332	*
Ellis International LP (11)	50,332	29,674	20,658	*
Fame Associates (12)	313,945	320,401	193,544	2.48%
Isaac Fruchthandler (13)	14,800	22,200	0	*
H&M Machine Co. (14)	86,267	50,870	35,397	*
The Hewlett Fund LP (15)	212,200	318,300	0	*
Osher Jungries (16)	14,378	8,478	5,900	*
L1 Capital Global Opportunities Master Fund (17)	424,391	615,391	0	*
Liberty Dropcar LLC (18)	64,700	38,152	26,548	*
Mada Equities LLC (19)	264,947	352,213	18,834	*
Richard Molinsky (20)	73,050	57,300	34,850	*
Onyx Property Group LLC (21)	97,678	16,956	80,722	1.03%
Palladium Capital Advisors, LLC (22)	487,546	468,749	155,897	2.00%
Rosenberg Brothers Investments (23)	21,567	12,717	8,850	*
SOS Investors Group LLC (24)	205,071	167,466	69,405	*
Nachum Stein (25)	28,756	16,956	11,800	*
Laurie Latt Wolff GST Trust 092895 (26)	14,378	8,478	5,900	*
Zeiger Tower LLC (27)	251,121	222,587	28,534	*

*	Less than 1%.

(1) Ownership by Iroquois Capital Investment Group LLC includes (i) Reload Warrants to acquire 20,297 shares of common stock, (ii) 150% (or 477,600 shares) of Series H-4 Preferred Stock convertible into 318,400 shares of common stock and (iii) 150% (or 477,600 shares) of Series H-4 Warrants to acquire 318,400 shares of common stock. Ownership by Iroquois Master Fund Ltd. includes (i) Reload Warrants to acquire 263,870 shares of common stock, (ii) 150% (or 477,600 shares) of Series H-4 Preferred Stock convertible into 318,400 shares of common stock and (iii) 150% (or 477,600 shares) of Series H-4 Warrants to acquire 318,400 shares of common stock. Richard Abbe is the natural person with voting and dispositive power over the shares held by Iroquois Capital Investment Group LLC and Iroquois Master Fund.

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(2) Includes Reload Warrants to acquire 20,297 shares of common stock.

(3) Includes Merger Warrants to acquire 6,358 shares of common stock.

(4) Includes (i) Merger Warrants to acquire 211,960 shares of common stock, (ii) 150% (or 1,663,950 shares) of Series H-4 Preferred Stock convertible into 1,109,300 shares of common stock and (iii) 150% (or 1,663,950 shares) of Series H-4 Warrants to acquire 1,109,300 shares of common stock. The selling stockholder shares voting and investment power with Konrad Ackermann.

(5) Includes Merger Warrants to acquire 16,956 shares of common stock. The selling stockholder shares voting and investment power with Nachum Stein, Chairman of American European Insurance Co.

(6) Includes Merger Warrants to acquire 8,478 shares of common stock. Raphael Weiss is the natural person with voting and dispositive power over the shares held by the selling stockholder.

(7) Includes Merger Warrants to acquire 11,022 shares of common stock.

(8) Includes Merger Warrants to acquire 8,478 shares of common stock.

(9) Includes (i) Merger Warrants to acquire 59,348 shares of common stock, (ii) 150% (or 318,450 shares) of Series H-4 Preferred Stock convertible into 212,300 shares of common stock and (iii) 150% (or 318,450 shares) Series H-4 Warrants to acquire 212,300 shares of common stock. The selling stockholder shares voting and investment power with Shaye Hirsch, Director of Brio Capital Master Fund Ltd.

(10) Includes Merger Warrants to purchase 6,358 shares of common stock.

(11) Includes Merger Warrants to purchase 29,674 shares common stock. The selling stockholder shares voting and investment power over all securities with Martin Chopp, General Partner of Ellis International LP.

(12) Includes (i) Merger Warrants to acquire 97,501 shares of common stock, (ii) 150% (or 111,450 shares) of Series H-4 Preferred Stock convertible into 74,300 shares of common stock and (iii) 150% (or 111,450 shares) of Series H-4 Warrants to acquire 74,300 shares of common stock. The selling stockholder shares voting and investment power with Abraham Fruchthandler.

(13) Includes (i) 150% (or 11,100 shares) of Series H-4 Preferred Stock convertible into 7,400 shares of common stock and (ii) 150% (or 11,100 shares) of Series H-4 Warrants to acquire 7,400 shares of common stock.

(14) Includes Merger Warrants to purchase 50,870 shares of common stock. Naham Herschel Parnes is the natural person with voting and dispositive power over the shares held by the selling stockholder.

(15) Includes (i) 150% (or 159,150 shares) of Series H-4 Preferred Stock convertible into 106,100 shares of common stock and (ii) 150% (or 159,150 shares) of Series H-4 Warrants to acquire 106,100 shares of common stock. The selling stockholder shares voting and investment power over all securities with Martin Chopp.

(16) Includes Merger Warrants to acquire 8,478 shares of common stock.

(17) Includes (i) Merger Warrants to acquire 42,391 shares of common stock, (ii) 150% (or 286,500 shares) of Series H-4 Preferred Stock convertible into 191,000 shares of common stock and (iii) 150% (or 286,500 shares) of Series H-4 Warrants to acquire 191,000 shares of common stock. The selling stockholder shares voting and investment power over all securities with David Feldman.

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(18) Includes Merger Warrants to acquire 38,152 shares of common stock. The selling stockholder shares voting and investment power over all securities with Yosef Rabinowitz, Member of Liberty DropCar LLC, who may be deemed a beneficial owner of the securities.

(19) Includes (i) Merger Warrants to acquire 33,913 shares of common stock, (ii) 150% (or 159,150 shares) of Series H-4 Preferred Stock convertible into 106,100 shares of common stock and (iii) 150% (or 159,150 shares) of Series H-4 Warrants to acquire 106,100 shares of common stock. The selling stockholder shares voting and investment power over all securities with Mark Weinberger, Member of Mada Equities LLC.

(20) Includes (i) 150% (or 28,650 shares) of Series H-4 Preferred Stock convertible into 19,100 shares of common stock and (ii) 150% (or 28,650 shares) of Series H-4 Warrants to acquire 19,100 shares of common stock. The selling stockholder shares voting and investment power over 18,850 shares with Maria Molinsky.

(21) Includes Merger Warrants to acquire 16,956 shares of common stock.

(22) Includes (i) Merger Warrants to acquire 57,449 shares of common stock, (ii) 150% (or 205,650 shares) of Series H-4 Preferred Stock convertible into 137,100 shares of common stock and (iii) 150% (or 205,650 shares) of Series H-4 Warrants to acquire 137,100 shares of common stock. Joel Padowitz, CEO, is the natural person with voting and dispositive power over the shares held by Palladium Capital Advisors, LLC.

(23) Includes Merger Warrants to acquire 12,717 shares of common stock. Sheldon Rosenberg, Bernard Rosenberg and Oscar Rosenberg are the natural persons with voting and dispositive power over the shares held by Rosenberg Brothers Investments.

(24) Includes (i) Merger Warrants to acquire 72,066 shares of common stock, (ii) 150% (or 47,700 shares) of Series H-4 Preferred Stock convertible into 31,800 shares of common stock and (iii) 150% (or 47,700 shares) of Series H-4 Warrants to acquire 31,800 shares of common stock. The selling stockholder shares voting and investment power over all securities with Dovid Obstfeld.

(25) Includes Merger Warrants to acquire 16,956 shares of common stock.

(26) Includes Merger Warrants to acquire 8,478 shares of common stock. The selling stockholder shares voting and investment power over all securities with Richard J. Wolff, who may be deemed a beneficial owner of the securities.

(27) Includes (i) Merger Warrants to acquire 63,587 shares of common stock, (ii) 150% (or 79,500 shares) of Series H-4 Preferred Stock convertible into 53,000 shares of common stock and (iii) 150% (or 79,500 shares) of Series H-4 Warrants to acquire 53,000 shares of common stock. The selling stockholder shares voting and investment power over all securities with Samuel Reinhold.

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PLAN OF DISTRIBUTION

Each selling securityholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling securityholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling securityholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling securityholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

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We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling securityholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling securityholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities we are offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.

EXPERTS

Marcum LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended April 30, 2017, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Marcum LLP’s report, given on their authority as experts in accounting and auditing.

The balance sheets of DropCar, Inc. as of December 31, 2017 and 2016, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years then ended have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

28

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov, and on our web site at http://www.dropcar.com. The information contained on our web site is not included or incorporated by reference into this prospectus. In addition, our common stock is listed for trading on The Nasdaq Capital Market under the symbol “DCAR.” You can read and copy reports and other information concerning us at the offices of the Financial Industry Reporting Authority located at 1735 K Street, N.W., Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the Public Reference Room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site or our web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of this prospectus and prior to the time that we sell all of the securities offered by this prospectus or the earlier termination of the offering, and (2) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement (except in each case the information contained in such documents to the extent “furnished” and not “filed”). The documents we are incorporating by reference as of their respective dates of filing are:

•	Our Annual Report on Form 10-K for the year ended April 30, 2017, filed on July 21, 2017 (File No. 001-34643);

•	Our Quarterly Reports on Form 10-Q for the quarters ended July 31, 2017 and October 31, 2017 filed on September 12, 2017 and December 15, 2017, respectively (File Nos. 001-34643);

•	Our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed on September 6, 2017, October 10, 2017, November 21, 2017, December 6, 2017, January 17, 2018, January 30, 2018, February 5, 2018, March 9, 2018, March 21, 2018, April 2, 2018 and April 20, 2018 (File Nos. 001-34643); and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on February 26, 2010 (File No. 001-34643) pursuant to Section 12(b) of the Exchange Act, and any amendment or report filed with the SEC for purposes of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting DropCar, Inc., 1412 Broadway, Suite 2105, New York, NY 10018, Attention: Investor Relations. The Investor Relations Department can be reached via telephone at (646) 342-1595.

29

DropCar, Inc.

9,235,510 Shares of Common Stock

PROSPECTUS

, 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the Company’s estimates (other than the SEC registration fee) of the expenses in connection with the issuance and distribution of the securities being registered.

Item	Amount
SEC registration fee	$2,403.13
Legal fees and expenses	$25,000
Accounting fees and expenses	$18,000
Printing fees	$5,000
Miscellaneous fees and expenses	$0
Total	$50,403.13

Item 15.	Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Article XIII of our certificate of incorporation, as amended, provides that a director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts specified by the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article VIII of our amended and restated by-laws provides that we shall indemnify our directors and officers, or former directors and officers, against any and all expenses, liabilities or other matters.

We have entered into agreements to indemnify our directors and officers. These agreements, among other things, will indemnify and advance expenses to our directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request.

Item 16.	Exhibits

(a) Exhibits.

Exhibit Number	Description of Document

4.1	Form of Reload Warrant (Incorporated by reference to Exhibit 1 to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on December 6, 2017).

4.2	Form of Merger Warrant. (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-3 (File No. 333-224300), filed with the SEC on April 16, 2018).

4.3	Form of Series H-4 Warrant. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on March 9, 2018).

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered. (Incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-3 (File No. 333-224300), filed with the SEC on April 16, 2018).

23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm.

23.2	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S–3 (§239.13 of this chapter) or Form F–3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 4th day of May, 2018.

DropCar, Inc.

By:	/s/ Spencer Richardson
Spencer Richardson
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Spencer Richardson	Chairman of the Board, Chief Executive Officer	May 4, 2018
Spencer Richardson	(Principal executive officer)

/s/ Paul Commons	Chief Financial Officer	May 4, 2018
Paul Commons	(Principal financial officer)

/s/ David Newman	Vice Chairman of the Board, Chief Business	May 4, 2018
David Newman	Development Officer and Director

*
Sebastian Giordano	Director	May 4, 2018

*
Joshua Silverman	Director	May 4, 2018

*
Brian Harrington	Director	May 4, 2018

*
Zvi Joseph	Director	May 4, 2018

*
Solomon Mayer	Director	May 4, 2018

*
Greg Schiffman	Director	May 4, 2018

* By:	/s/ Spencer Richardson
Spencer Richardson
As Attorney-in-Fact

Exhibit Index

Exhibit Number	Description of Document

4.1	Form of Reload Warrant (Incorporated by reference to Exhibit 1 to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on December 6, 2017).

4.2	Form of Merger Warrant. (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-3 (File No. 333-224300), filed with the SEC on April 16, 2018).

4.3	Form of Series H-4 Warrant. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on March 9, 2018).

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered. (Incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-3 (File No. 333-224300), filed with the SEC on April 16, 2018).

23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm.

23.2	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).